INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Alexander's, Inc. on Form S-3 of (i) our report dated March 29, 1995 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the need for additional borrowings and to a change in the method of accounting for postretirement healthcare benefits) related to Alexander's, Inc. for the year ended December 31, 1994 and (ii) our report dated September 15, 1995 related to the Kings Plaza Shopping Center and Marina for the year ended June 30, 1995, both appearing in the Annual Report on Form 10-K/A of Alexander's, Inc. for the year ended December 31, 1994, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Amendment No. 1 to the Registration Statement.

DELOITTE & TOUCHE LLP


New York, New York
December 6, 1995